Exhibit 10.2

                        SUPPLEMENTAL EMPLOYMENT AGREEMENT

     This SUPPLEMENTAL EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1st day of July, 1999, by and between GSB Financial Corporation, a corporation organized and operating under the laws of the State of Delaware and having an office at 1 South Church Street, Goshen, New York 10924 (the "Company"), and Stephen W. Dederick, (the "Executive Officer") residing at 946 Oregon Trail, Pine Bush, New York 12566.

     WHEREAS, pursuant to an Employment Agreement dated as of July 1, 1999 (the "Employment Agreement") by and between Goshen Savings Bank, a stock savings bank organized under the federal laws of the United States and a wholly owned subsidiary of the Company (the "Bank") and the Executive Officer, the Bank agreed, among other things, to provide the Executive Officer with certain assurances regarding his or her continued employment in the event of a Change in Control of the Bank or the Company; and

     WHEREAS, the Board of Directors of the Company (the "Board") has determined that it would be in the best interests of the Company and the Bank to guaranty the assurances given by the Bank to Executive Officer in order to secure for the Bank and itself the continued availability of the Executive Officer's services.

     NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

Section 1. The Guaranty.

     The Company hereby guarantees each and every obligation of the Bank to Executive Officer pursuant to the Employment Agreement. Such guaranty shall be effective as, when and if the Bank fails to make any payment due, or perform any obligation, under the Employment Agreement.

Section 2. Payment in Full.

     If the provisions of Section 20(a) of the Employment Agreement reduce any amount otherwise payable to the Executive Officer, then the Company shall pay to the Executive Officer the amount of such reduction so that the aggregate amount payable to the Executive Officer shall be equal to the amount which would be payable under the Employment Agreement as though Section 20(a) were not included therein.

Section 3. Excise Tax Indemnification.

     (a) This section 3 shall apply if the Executive Officer's employment with the Bank or the Company is terminated in circumstances giving rise to liability for excise taxes under section 4999 of the Internal Revenue Code of 1986 (the "Code"). If for any taxable year, the Executive Officer is liable for the payment of an excise tax under section 4999 of the Code with respect to any payment made by the Company or the Bank to the Executive Officer, the Company shall pay to the Executive Officer the amount necessary so that after the payment of all excise taxes, and after the payment of all other taxes due on the amount payable to the Executive Officer under this section, the net amount remaining in the hands of the Executive Officer shall be the amount the Executive Officer would have received if no excise tax had been payable. Such amount shall be equal to X determined under the following formula:

     X =              E x P
         ------------------
         1-[(FI x (1 - SLI) + SLI + M]

where


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     E = the rate at which the excise tax is assessed  under section 4999 of the
Code;

     P = the amount with respect to which such excise tax is assessed, determined without regard to this section 3;

     FI = the highest marginal rate of income tax applicable to the Executive Officer under the Code for the taxable year in question;

     SLI = the sum of the highest marginal rates of income tax applicable to the Executive Officer under all applicable state and local laws for the taxable year in question;

and

     M = the highest marginal rate of Medicare tax applicable to the Executive Officer under the Code or the taxable year in question.

Any amount payable under this section shall be paid on the earlier of (i) the date the Company or the Bank is required to withhold tax on any payment due, or
(ii) the date the tax is required to be paid by the Executive Officer.

     (b) Notwithstanding anything in this section 3 to the contrary, in the event that the Executive Officer's liability for the excise tax under section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings provided in section 3(a), the Executive Officer or the Company, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under subsection 3(a), when increased by the amount of the payment made to the Executive Officer under this subsection by the Company, or when reduced by the amount of the payment made to the Company under this subsection by the Executive Officer, equals the amount that should have properly been paid to the Executive Officer under subsection 3(a). The interest paid under this section 3(b) shall be determined at the rate provided under section 1274(b)(2)(B) of the Code. To confirm that the proper amount, if any, was paid to the Executive Officer under this section 3, the Executive Officer shall furnish to the Company a copy of each tax return which reflects a liability for an excise tax payment made by the Company, at least 20 days before the date on which such return is required to be filed with the Internal Revenue Service.

     (c) The provisions of this section 3 are designed to reflect the provisions of applicable federal, state and local tax laws in effect on the date of this Agreement. If, after the date hereof, there shall be any change in any such laws, this section 3 shall be deemed automatically modified to the extent necessary to assure that the Executive Officer is fully indemnified against the economic effects of the tax imposed under section 4999 of the Code or any similar federal, state or local tax.

Section 4. Successors and Assigns.

     This Agreement will inure to the benefit of and be binding upon Executive Officer, his or her legal representatives and testate or intestate distributees, and the Company its successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.

Section 5. Notices.

     Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, or next day mail via Federal Express or United Parcel Service, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:


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     If to Executive Officer:

     Stephen W. Dederick
     946 Oregon Trail
     Pine Bush, New York 12566

     If to the Company:

     GSB Financial Corporation
     One South Church Street
     Goshen, New York  10924
     Attention: Chairman of the Board of Directors

     With a copy to:

     Serchuk & Zelermyer, LLP
     81 Main Street
     White Plains, New York 10601
     Attention: Jay L. Hack, Esq.

Section 6. Enforcement Costs and Attorneys' Fees.

     The Company shall pay to or on behalf of the Executive Officer all reasonable costs, including reasonable legal fees, incurred by him or her in connection with or arising out of the Executive Officer's consultation with legal counsel or in connection with or arising out of any action, suit or proceeding in which the Executive Officer may be involved, as a result of the Executive Officer's efforts, in good faith, to defend or enforce the terms of this Agreement, provided that the Executive Officer shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, or in a settlement. Any settlement agreement which provides for payment of any amounts in settlement of the Company's obligations hereunder shall be conclusive evidence of the Executive Officer's entitlement to payments under this section, and any such payments shall be in addition to amounts payable pursuant to such settlement agreement, unless such settlement agreement expressly provides otherwise.

Section 7. Severability.

     A determination that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforce ability of any other provision hereof.

Section 8. Waiver.

     Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 9. Counterparts.


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     This  Agreement  may be executed in two (2) or more  counterparts,  each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10. Governing Law.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, and in the absence of controlling New York law, the federal laws of the United States, without reference to conflicts of law principles.

Section 11. Headings and Construction.

     The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 12. Entire Agreement; Modifications.

     This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto.

Section 13. No Effect on Employment at Will Relationship.

     The Company and Executive Officer acknowledge and confirm that nothing contained in this agreement or in the Employment Agreement between Executive Officer and the Bank shall change the employment relationship between the Bank and Executive Officer to anything other than employment at will, except for the express assurances, protections and other provisions contained in the Employment Agreement and this Agreement, which provisions shall be deemed to supersede the employment at will relationship.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and the Executive Officer has hereto set his or her hand, all as of the day and year first above written.


                                        ---------------------------------------
                                        Stephen W. Dederick, Executive Officer


                                        GSB FINANCIAL CORPORATION


                                        By
                                             ----------------------------------
                                             Thomas V. Guarino, Chairman


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